Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2009, except as to Notes 39, 40 and 41, as to which the date is March 31, 2009, and except for the change in accounting discussed in Note 42, as to which the date is May 21, 2009 with respect to the Consolidated Financial Statements of Vivo Participações S.A: our report dated March 31, 2009, except for the change in accounting discussed in Note 27, as to which the date is May 21, 2009 with respect to the Consolidated Financial Statements of Telemig Celular Participações S.A; our report with respect to the effectiveness of internal control over financial reporting of Vivo Participações S.A dated January 30, 2009, except for internal control over financial reporting related to Notes 39, 40 and 41 to the financial statements as to which the date is March 31, 2009; and our report dated March 31, 2009 with respect to the effectiveness of internal controls over financial reporting of Telemig Celular Participações, in the Combined Registration Statement (Form F-4), as amended, and related Prospectus of Vivo Participações S.A. and Telemig Celular Participações S.A. dated June 5, 2009 (as amended).

/s/ Drayton Teixeira de Melo

Ernst & Young Auditores Independentes S.S.

São Paulo, SP – Brazil

July 20, 2009